FOR IMMEDIATE RELEASE

eROOMSYSTEM TECHNOLOGIES, INC. REPORTS
FISCAL FIRST QUARTER OPERATING RESULTS

LAKEWOOD, New Jersey -May 17, 2006 - eRoomSystem Technologies, Inc. (OTCBB: ERMS), a supplier of in-room technological amenities for the lodging industry, today announced its financial results for the three months ended March 31, 2006.

For the three months ended March 31, 2006, ERMS reported revenues of $408,790 as compared to $359,379 for the three months ended March 31, 2005, an increase of $49,411, or 13.7%. Gross profit was $225,662 for the fiscal first quarter as compared to $216,421 for the same period in 2005, an increase of $9,241. Gross margin decreased to 55.2% for the fiscal first quarter as compared to 60.2% during the same period in fiscal 2005. For the three months ended March 31, 2006, ERMS realized net income of $17,695 or $0.00 per basic share, as compared to net income of $7,323, or $0.00 per basic share, in the same period in 2005.

As of March 31, 2006, the balance sheet of ERMS reflected cash of $1,394,374, an investment in marketable securities of $64,075 and a note receivable in the amount of $147,636. As of March 31, 2006, ERMS had working capital of $1,290,250, as compared to working capital of $1,211,956 as of December 31, 2005, an increase of $78,294. As of March 31, 2006, stockholders equity was $2,503,194, as compared to $2,469,730 as of December 31, 2005, an increase of $33,464.

About eRoomSystem Technologies, Inc.:
eRoomSystem Technologies, Inc. is a full service in-room provider for the lodging and travel industry. Its intelligent in-room computer platform and communications network supports eRoomSystem's line of fully automated and interactive refreshment centers, room safes and other applications. eRoomSystem's products are installed in major hotel chains both domestically and internationally. eRoomSystem is a publicly traded company listed on the Over The Counter Bulletin Board under the symbol “ERMS”. You can visit eRoomSystem Technologies, Inc. on the worldwide web at www.eroomsystem.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
NOTE: The foregoing is news relating to ERMS and contains forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to ERMS or its management, including without limitation, ERMS and its subsidiaries, are intended to identify such forward-looking statements. The actual results, performance or achievements of ERMS could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the most recently filed Annual Report on Form 10-KSB and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by ERMS and is meant purely for informational purposes.

Press/Investor Contact:
eRoomSystem Technologies, Inc.
investor@eroomsystem.com